 WORLDS.COM INC

1455 East Putnam Avenue

Old Greenwich, Connecticut 06870

November 20, 2000

Pearson Inc.

1330 Avenue of the Americas

New York, New York 10019

This letter agreement confirms our understanding regarding the restructuring of the debt of Worlds.com Inc. ("WCI") to Pearson, Inc. ("Pearson") represented by the Convertible Promissory Note, dated November 21, 1997, given by our predecessor, Worlds, Inc., to Pearson (the "1997 Note").

WCI and Pearson agree as follows:

 1. The 1997 Note will be cancelled.

 2. WCI will issue a new Promissory Note to Pearson in the principal amount of $631,950.00 in the form annexed hereto as Exhibit A

3. WCI will grant Pearson an option to purchase 100,000 shares of WCI common stock on the terms and cond itions set forth in the Stock Option Agreement annexed hereto as Exhibit B.

4. WCI will provide Pearson with a credit toward future services to be provided by WCI in the amount of $631,950. The future services will consist of design, creation and production of one or more three dimensional internet web site or sites. The site(s) will be of a visual and functional quality comparable with WCI's currently existing three dimensional web sites. WCI will also offer as part of the services, the hosting and maintenance of the site or sites. WCI will provide the services to Pearson at a 20% discount off the lower of WCI's current regular time and material rates, a copy of which is attached as Exhibit C or the rates in effect at the time that a service agreement is executed. WCI will provide Pearson with a quarterly statement indicating the time applied and remaining credit. The services will be provided pursuant to customary service agreements to be mutually agreed on by the parties.

5. This Agreement shall be governed by and construed under the law of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the parties (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be Instituted exclusively in the courts of New York located in New York City in the borough of Manhattan, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) Irrevocably consents to the jurisdiction of the

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Pearson Inc.

November 20, 2000

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courts of New York in any such suit, action or proceeding. Each of the parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the courts of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

By: /s/ Thom Kidrin

Name: Thom Kidrin

Title: President & CEO

Accepted and agreed

PEARSON INC.

By: /s/ Michael Fortini

Name: Michael Fortini

Title: Vice President – Finance and Special Projects

37882.1